Exhibit 10.25

FOIA CONFIDENTIAL TREATMENT REQUEST BY
INVENTERGY GLOBAL, INC.
IRS EMPLOYER IDENTIFICATION NUMBER 62-1482176

Confidential treatment requested with respect to certain portions hereof denoted with
“***”

***CONFIDENTIAL TREATMENT REQUESTED***

Note: Confidential treatment requested with respect to certain portions hereof denoted with “***”

SECOND AMENDMENT TO AMENDED AND RESTATED

REVENUE SHARING AND NOTE PURCHASE AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED REVENUE SHARING AND NOTE PURCHASE AGREEMENT (this “2nd Amendment”) is dated as of November 30, 2015 among Inventergy Global, Inc., a Delaware corporation (“Parent”), Inventergy, Inc. (“Owner”, and, collectively, the “Company”), DBD Credit Funding, LLC as collateral agent (the “Collateral Agent”), and the Revenue Participants and Note Purchasers (collectively, the “Purchasers”) thereto, and amends that certain Amended and Restated Revenue Sharing and Note Purchase Agreement between the Company, the Collateral Agent and the Purchasers originally dated as of October 1, 2014 and amended and restated as of February 25, 2015, and further amended as of October 30, 2015 (such Agreement, as amended hereby and as may be further amended, supplemented or otherwise modified and in effect from time to time, the “Agreement”). Capitalized terms used and not otherwise defined in this 2nd Amendment shall have the meanings specified in the Agreement.

WHEREAS, the Company has requested (i) that amortization payments begin on the last Business Day of January 2016, rather than the last Business Day of November 2015, (ii) that the Liquidity maintenance requirement of not less than One Million Dollars ($1,000,000) not apply to the Company from December 1, 2015 to February 1, 2016, (iii) that the Company be permitted to retain for application to certain fees owed to a consultant being retained by the Company certain Monetization Net Revenues that would otherwise be required to be applied to the Note Obligations, and (iv) that the Company’s payment obligations to Nokia be permitted on the date due and not 30 days prior, or otherwise incur interest to Nokia on any amounts then owed, depending on certain conditions.

WHEREAS, the Purchasers are prepared to agree to the Company’s requests, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.  Amendments. The Agreement shall be amended as follows:

1.01.   Amortization. Section 2.2.4.3 of the Agreement shall be amended to replace the phrase “Commencing on the last Business day of November, 2015” with “Commencing on the last Business day of January, 2016”.

1.02.   Patent License. Section 2.7 shall be amended by replacing the last sentence of such Section with the following: “The Collateral Agent and the Secured Parties agree that the Collateral Agent shall only use such license (a) following the occurrence and during the continuance of an Event of Default (including, without limitation, an Event of Default on account of a breach of the minimum liquidity requirement of Section 6.10 or on account of a payment default arising from a failure to timely make any required amortization payments); or (b) from December 1, 2015 until the later of (x) February 1, 2016, (y) the Company’s delivery of a compliance certificate demonstrating compliance with Section 6.10 for any week on or after the week ended February 4, 2016, and (z) the date on which the Company shall have made the second of two consecutive monthly amortization payments in accordance with Section 2.2.4.3.”

1.03. Sale Waterfall. A new Section 2.9 shall be added as follows:

“2.9   Proceeds of Sale of Patents. Notwithstanding any other provision of this Agreement, in the event of a sale or exclusive license of all or a portion of the Patents (a “Patent Sale”) the proceeds of any such sale, as and when received by the Company, shall be applied as follows:

i)     100% of the Patent Sale Net Proceeds from such sale or exclusive license shall be applied to the Note Obligations (which shall include any principal, interest, termination fees, legal fees or other expenses of the Collateral Agent in connection with such transaction) until paid in full.

ii)    Following the payment in full of the Note Obligations, 75% of the remaining Patent Sale Net Proceeds shall be applied to the Revenue Stream until the amount applied to the Revenue Stream pursuant to this clause (ii) totals $5 million.

iii)   Following the application of $5 million to the Revenue Stream pursuant to clause (ii), 50% of the remaining Patent Sale Net Proceeds shall be applied to the Revenue Stream until the amount applied to the Revenue Stream pursuant to this clause (iii) totals $3,539,650 if paid by the Maturity Date, or $5,369,575 if paid thereafter.

For purposes of this Section 2.9, “Patent Sale Net Proceeds” of a Patent Sale, shall mean the total gross Monetization Revenues of such transaction, less the following (i) any brokers’ commissions that have been approved, in advance, by the Collateral Agent, (ii) the Company’s reasonable documented legal fees and expenses directly related to such transaction; provided, for the avoidance of doubt, that no legal fees or expenses incurred prior to December 1, 2015 shall be deducted from such gross proceeds, less (iii) solely in the case of a Patent Sale of the Panasonic and Huawei Patents, Contractual Obligations of the Company to certain third parties as detailed below. Specifically, in the case of Panasonic patents, such third party Contractual Obligations consist of 20% of gross transaction proceeds owed to Panasonic, 2% of “***Net Monetization Revenues” owed to *** (with such term defined in the agreement between the Company and ***), and 4% of “*** Net Monetization Revenues”, up to a pre-determined limit, owed to *** (with such term defined in the engagement letter between the Company and ***). In the case of Huawei patents, such third party Contractual Obligations consist of 20% of “Huawei Net Monetization Revenues” owed to Huawei (with such term defined in the Patent Purchase Agreement between the Company and Huawei), 10% of gross transaction proceeds, up to a pre-determined limit, owed to ***, 2% of “*** Net Monetization Revenues” owed to *** (with such term defined in the agreement between the Company and ***), and 4% of “*** Net Monetization Revenues”, up to a pre-determined limit, owed to *** (with such term defined in the engagement letter between the Company and ***).

By way of illustration, and this example assumes a transaction takes place prior to the Maturity Date, thereby requiring payment of the lower, “Pre-Maturity Date” Revenue Stream obligation, assuming (i) that the gross proceeds of a sale of some or all of the Panasonic Patents totals $50,000,000, (ii) that the broker’s commission is owed pursuant to the *** Brokerage Agreement, (iii) that the Note Obligations (including expenses of the Collateral Agent) total $10,906,465 as of such date, which consist of $10,052,500 of principal outstanding and $853,965 of termination fees (PIK interest has been excluded for this example only), (iv) that the legal fees and disbursements of the Company in connection with such transaction totals $100,000, and (v) that allowable deductible expenses for purposes of calculating third party Contractual Obligations under the Company’s agreements with third parties are $2,000,000 in all cases, then the proceeds of such sale shall be distributed as follows:

$50,000,000 would generate a commission due to *** under the *** Brokerage Agreement of (0.1 x $1,000,000) + (0.075 x $4,000,000) + (0.05 x $45,000,000) = $2,650,000.

Patent Sale Net Proceeds would be calculated as:

Gross Proceeds	$50,000,000
Less *** fees	$(2,650,000)
Less Company legal fees	$(100,000)

(Note: Contractual Obligations to *** if this was a Huawei/Nokia sale would be 10% of gross transaction proceeds up to a total of approx.. $*** based on previously deferred legal billings))

Less Contractual Obligation to Panasonic	$(10,000,000)
Less Contractual Obligation to ***	$(960,000)
(Or to *** if this was a Huawei/Nokia sale)
Less Contractual Obligation to ***	$(336,600)
Net Proceeds	$35,953,400

i)  $10,906,465 is applied to the Note Obligations, leaving $25,046,935 of Patent Sale Net Proceeds;

ii)  Of the next $6,666,667 in Patent Sale Net Proceeds, $5,000,000 is applied to the Revenue Stream and $1,666,667 to the Company, leaving $18,380,268 in remaining Patent Sale Net Proceeds;

iii)  Of the remaining $18,380,268, $3,539,650 is applied to the Revenue Stream, leaving $14,840,618, which will be paid to the Company.

The result of the foregoing distribution of $50,000,000, after payment of $2,750,000 in transaction expenses, is a total of $19,446,115 being paid to the Purchasers, $16,507,285 being paid to the Company, and $11,296,600 being paid to satisfy third party Contractual Obligations.”

1.04.  Management of Patents; Dispositions. Section 6.9.1 of the Agreement shall be amended by replacing clause (iv) thereof with the following: “and (iv) prior to December 1, 2015, the entry into contingency, revenue sharing or profit sharing arrangements with additional law firms, consultants or other professionals to the extent such arrangements are not inconsistent with the Purchasers’ rights in respect of the Monetization Revenues hereunder.”

1.05.  Minimum Liquidity. The requirement in Section 6.10 of the Agreement that the Company shall maintain not less than One Million Dollars ($1,000,000) in unrestricted cash and Cash Equivalents shall not apply from November 1, 2015 until February 1, 2016.

1.06.  Obligations under Patent Purchase Agreements. Section 6.14(a) of the Agreement shall be deleted in its entirety, it being understood that under the Nokia PPA, if any payment is overdue, the Company simply accrues interest with no specific date of payment.”

1.07.  Additional Covenants New Sections 6.16 and Section 6.17 shall be added to the Agreement as follows:

“6.16  Consulting Agreement. On or before December 24_, 2015, the Company shall enter into an arrangement with *** (“***”) in form and substance acceptable to the Collateral Agent that provides for *** to work with the Company to analyze the Patents in light of potentially infringing products as part of the *** Consulting Agreement, and shall thereafter comply with the terms of such arrangement and shall use its best efforts to implement and execute on a monetization plan consistent with ***’s and Inventergy’s analysis.

6.17  Marketing Patent Portfolio. Commencing on December 1, 2015, the Company shall diligently pursue and attempt to complete a sale of some or all of the Patents, it being acknowledged and agreed that the consent of the Purchasers will be required to effect any such transaction (other than a transaction that results in the payment in full of the Note Obligations and the satisfaction of the maximum amount that the Purchasers could be entitled to under the Revenue Stream at that time). As part of this sale process, on or before December 24, 2015, the Company shall enter into an arrangement with *** in form and substance satisfactory to the Collateral Agent pursuant to which HTS will pursue a sale of some or all the Patents (the “*** Broker Agreement”), and shall thereafter fully comply with the *** Broker Agreement. The Company shall, and shall direct *** to, keep the Collateral Agent fully informed as to the Company and ***’s progress in marketing the Patents being offered for sale.“

1.08.  Events of Default. Section 7.1.2(x) shall be amended by replacing the phrase “or 6.15” with “, 6.15, 6.16 or 6.17”

1.09.  Cumulative Remedies. Section 7.2.4 shall be amended by replacing the parenthetical in clause (1) with the following:

“(to permit the Company’s continuing sublicense to third parties to the extent required under the Existing Encumbrances and under any other licenses entered into in compliance with this Agreement prior to such exercise of remedies, including in compliance with Section 7.2.3)”

Section 2.  Advances to ***. The Company hereby authorizes and directs the Collateral Agent to release to *** from the Collateral Account, from amounts that would otherwise be required to be applied to the Note Obligations or the Revenue Stream, up to $200,000 to pay fees owed by the Company under the *** Consulting Agreement or to pay the actual fees or expenses owed by the Company to brokers or other professionals in connection with the pursuit of a sale of all or a portion of the Patent portfolio. Such advances shall be made at the Collateral Agent’s discretion at any time and from time to time after the date hereof, shall be deemed made at the request of, and on behalf of, the Company, and shall not reduce the Company’s remaining obligations to the Purchasers hereunder.

Section 3.  Effectiveness.

The effectiveness of this 2nd Amendment is subject to:

1.     the receipt by the Collateral Agent of the following: (i) fully executed copies of this 2nd Amendment, the *** Broker Agreement and the *** Consulting Agreement, and (ii) an officer’s certificate from an Authorized Officer of the Company certifying that the representations and warranties of the Company contained in this Agreement are true and correct as of the date hereof in all material respects, and that there exists no Default or Event of Default, after giving effect to this 2nd Amendment; and

2.     the Company’s payment of all fees and expenses (including attorneys’ fees) to the extent invoiced on or before the date hereof (including, without limitation, reasonable fees and disbursements of Ropes & Gray LLP) incurred by the Collateral Agent in connection with the preparation, negotiation, execution and delivery of this 2nd Amendment or otherwise owing under the Agreement; provided, that the Company agrees to promptly pay any additional such amounts invoiced following the effectiveness of the 2nd Amendment.

Section 4.  Miscellaneous. Except as specifically amended or waived above, the Agreement and the other Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed. The execution, delivery and effectiveness of this 2nd Amendment shall not operate as a waiver of any right, power or remedy of the Collateral Agent or any Purchaser under the Agreement or any Document, nor constitute a waiver of any provision of the Agreement or any Document, except as specifically provided by this 2nd Amendment. This 2nd Amendment is a Document, and a part of the Agreement, for all purposes of the Agreement. This 2nd Amendment may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of a counterpart signature page by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart signature page. Section headings used in this 2nd Amendment are for reference only and shall not affect the construction of this 2nd Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this 2nd Amendment to be duly executed and delivered as of the day and year first above written.

Revenue Participant:

CF DB EZ LLC

By:
Title:

Note Purchaser:

Drawbridge Special Opportunities Fund LP
By: Drawbridge Special Opportunities GP LLC, its general partner

By:
Title:

Collateral Agent:

DBD Credit Funding LLC

By:
Title:

[Signature Page to Second Amendment]

Company:

INVENTERGY GLOBAL, INC.

By: Joseph W. Beyers
Title: Chief Executive Officer and Chairman

INVENTERGY, INC.

By: Joseph W. Beyers
Title: Chief Executive Officer and Chairman

[Signature Page to Second Amendment]